[AT&T LOGO]



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1996
Notice of
Annual Meeting
and
Proxy Statement


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Wednesday, April 17, 1996
at 9:30 A.M. local time
James L. Knight International Center
Miami Convention Center
400 Southeast 2nd Avenue
Miami, Florida

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[AT&T LOGO]

                                                    32 Avenue of the Americas
                                                    New York, NY 10013-2412


Robert E. Allen
Chairman of the Board
                                                            February 27, 1996


Dear Shareholder:

   It is a pleasure to invite you to your Company's 1996 Annual Meeting in Miami, Florida, on Wednesday, April 17, beginning at 9:30 A.M. local time, at the James L. Knight International Center. This will be AT&T's 111th Annual Meeting of Shareholders and it marks a time of important transitions for the Company and its investors. I hope that those who find the time and place convenient will attend the meeting. An admission ticket, which will be required, is attached to the proxy card.

   The Center is fully accessible to disabled persons, and we will provide hearing amplification and sign interpretation for our hearing- impaired shareholders.

   Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

   Thank you for your interest.


                                           Sincerely,

                                           [SIGNATURE OF ROBERT E. ALLEN]

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                              NOTICE OF MEETING


   The 111th Annual Meeting of Shareholders of AT&T Corp. (the "Company") will be held at the James L. Knight International Center, Miami Convention Center, 400 Southeast 2nd Avenue, Miami, Florida, on Wednesday, April 17, 1996, at 9:30 A.M. local time, for the following purposes:

   (bullet) To elect directors for the ensuing year (page  );

   (bullet) To ratify the appointment of auditors to examine the Company's
accounts for the year 1996 (page   );

   (bullet) To approve the AT&T 1996 Employee Stock Purchase Plan (page   );

   (bullet) To act upon such other matters, including shareholder proposals
(beginning on page   ), as may properly come before the meeting.

   Holders of common shares of record at the close of business on February 27, 1996, will be entitled to vote with respect to this solicitation.


                                        Marilyn J. Wasser
                                        Vice President - Law and Secretary


February 27, 1996

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AT&T Corp.
Executive Offices
32 Avenue of the Americas
New York, NY 10013-2412


                               PROXY STATEMENT

   This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being mailed beginning February 27, 1996, to holders of common shares in connection with the solicitation of proxies by the board of directors for the 1996 Annual Meeting of Shareholders in Miami, Florida. Proxies are solicited to give all shareholders of record at the close of business on February 27, 1996, an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

   When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors. Abstentions marked on the proxy card are voted neither "for" nor "against," but are counted in the determination of a quorum.

   If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the enclosed proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President-Law and Secretary of the Company at the above address.


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   Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby cancelling any proxy previously given.

   As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.


Voting Shares Held in Dividend Reinvestment and Savings Plans

   If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP"), the proxy card will represent the number of full shares in the DRISPP account on the record date, as well as shares registered in the participant's name. If a shareholder is a participant in the AT&T Employee Stock Ownership Plan, AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T Long Term Savings and Security Employee Stock Ownership Trust, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, AT&T Capital Corporation Retirement and Savings Plan, AT&T Capital Corporation Excess Benefit Plan, AGCS Savings Plan, or AGCS Hourly Savings Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If cards representing the shares in the above-named plans are not returned, those shares will not be voted with the exception of the AT&T Long Term Savings and Security Plan and the AT&T Long Term Savings and Security Employee Stock Ownership Trust where if cards are not returned, those shares will be voted by the trustees of those plans.


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   Shares allocated to the accounts of participants in plans of AT&T Global
Information Solutions Company, a wholly owned subsidiary of AT&T, such as the Corporation Payroll Employee Stock Ownership Plan, the Savings Plan, and the Employees' Profit Sharing Plan (referred to collectively as the "Future Income Plans") may be voted through separate participant direction cards that will be mailed to participants in these plans. If a participant also owns shares outside these plans, the participant must return both the proxy card and the participant direction card. The trustees of these plans will vote the number of shares allocated to a participant's account or accounts under such plans in accordance with the directions on the participant direction card if
the card is duly signed and received by April   , 1996. For participants in
the Future Income Plans, allocated shares for which the trustee receives no instructions and all unallocated shares will be voted by the trustee.


Annual Meeting Admission

   If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and mark the appropriate box on the proxy card. Beneficial owners who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Manager - Shareowner Relations, AT&T Corp., 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412.

   Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

   Highlights of the meeting will be included in the next quarterly report. Information on obtaining a full transcript of the meeting will also be found in that quarterly report.

   Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. Shareholders with multiple accounts may be receiving more than one


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annual report, which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders may authorize AT&T to discontinue mailing extra reports by marking the appropriate box on the proxy card for selected accounts. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T shareholder services number, 1-800-348-8288.

   On January 1, 1996, there were               common shares outstanding.
Each common share is entitled to one vote on each matter properly brought before the meeting.


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BOARD OF DIRECTORS

   The board of directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, and by participating in board and committee meetings.

   The board held 12 meetings in 1995; the committees held 23 meetings. The average attendance at the aggregate of the total number of meetings of the board and the total number of committee meetings was 97%.


COMMITTEES OF THE BOARD

   The board has established a number of committees, including the Audit Committee, the Compensation Committee, and the Committee on Directors, each of which is briefly described below. Other committees of the board are: the Corporate Public Policy Committee, the Employee Benefits Committee, the Executive Committee, the Finance Committee, and the Proxy Committee (which votes the shares represented by proxies at the annual meeting of shareholders).

   The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting; the committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The committee recommends to the board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of six non-employee directors, met five times in 1995.


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   The Compensation Committee administers management incentive compensation plans, including stock option plans. The committee makes recommendations to the board with respect to compensation of directors and of the officers as
listed on page   . The committee, which consists of five non-employee
directors, met six times in 1995.

   The Committee on Directors advises and makes recommendations to the board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee, which consists of seven non-employee directors, met three times in 1995. The committee recommended this year's candidates at the January 1996 board meeting.

   In recommending board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their respective fields; it considers such factors as anticipated participation in board activities, education, geographic location, and special talents or personal attributes. Shareholders who wish to suggest qualified candidates should write to: Vice President-Law and Secretary, AT&T Corp., 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.


COMPENSATION OF DIRECTORS

   Directors who are not employees receive an annual retainer of $30,000 and a fee of $1,500 for each board, committee, and shareholder meeting attended. The chairpersons of the Audit Committee, Compensation Committee, and Finance Committee each receive an additional annual retainer of $7,500. Other non-employee directors who chair committees receive additional annual retainers of $5,000. Pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors, 15% of the annual retainer for each non-employee director is deferred and credited to a portion of a deferred compensation account, the value of which is measured from time to time by the value of Company common


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shares (the "AT&T shares portion"). Directors may elect to defer the receipt of all or part of the remainder of their compensation into the AT&T shares portion or the cash portion of the deferred compensation account (the "cash portion"). The AT&T shares portion is credited on each dividend payment date for AT&T common shares with a number of deferred shares of common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter, plus 5%. Non- employee directors with at least five years' service are eligible for an annual retirement benefit equal to their annual retainer at retirement. The benefit begins at age 70 and is payable for life. The Company also provides non-employee directors with travel accident insurance when on Company business. A non-employee director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the director; however, all the Company contributions will be returned to the Company at the earlier of (a) the director's death or
(b) the later of age 70 or 10 years from the policy's inception. This benefit will continue after the non- employee director's retirement from the board.

   Directors who are also employees of the Company or a subsidiary of the Company receive no compensation for serving as directors.


ELECTION OF DIRECTORS (Item A on Proxy Card)

   The Proxy Committee intends to vote for the election of the   nominees
listed on the following pages unless otherwise instructed on the proxy card. These nominees have been selected by the board on the recommendation of the Committee on Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.


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   If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Committee on Directors or, if none, the size of the board will be reduced. The Committee on Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

   Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1996.


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NOMINEES FOR ELECTION AS DIRECTORS


Robert E. Allen, Chairman and Chief Executive Officer of AT&T since 1988. Director of Bristol-Myers Squibb Co.; Chrysler Corporation; and PepsiCo, Inc. Director of AT&T since 1984; Chairman of the Executive and Proxy Committees. Age 60.


[PHOTO OF ROBERT E. ALLEN]


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STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

   The following table sets forth information concerning the beneficial ownership of the Company's common stock as of January 1, 1996, for (a) each director and nominee for director; (b) each of the named officers (the "named officers" as defined in the Compensation Report, herein) not listed as a director; and (c) directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.

                                         Number of Shares
                              -------------------------------------
                              Beneficially    Deferral
           Name                 Owned (1)     Plans(2)      Total
           ----               ------------    --------    ----------
            (a)
Robert E. Allen ............
            (b)
            (c)
Directors and Executive ....
  Officers as a Group


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Footnotes

 1. No individual director and nominee for director or named officer beneficially owns 1% or more of the Company's outstanding common shares or the common shares of AT&T Capital Corporation, a majority- owned subsidiary of the Company, nor do the directors and executive officers as a group.

 2. Share units held in deferred compensation accounts.



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RATIFICATION OF APPOINTMENT OF AUDITORS

(Item B on Proxy Card)

   Subject to shareholder ratification, the board of directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the independent auditors to examine the Company's financial statements for the year 1996. Coopers & Lybrand has audited the Company's books for many years. Your directors recommend that shareholders vote FOR such ratification. Ratification of the appointment of auditors requires a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the board upon recommendation of the Audit Committee.

   Representatives of Coopers & Lybrand are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

   For the year 1995, Coopers & Lybrand also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans.

                          ------------------------------

DIRECTORS' PROPOSAL TO APPROVE THE AT&T 1996
EMPLOYEE STOCK PURCHASE PLAN

(Item C on Proxy Card)

   In December 1995, the board adopted, subject to shareholder approval, the AT&T 1996 Employee Stock Purchase Plan (the "Plan"). If approved by shareholders, the Plan provides eligible employees (defined below) with an opportunity to purchase AT&T common stock (the "Common Stock") through payroll deductions. The Plan is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code") to help eligible


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employees provide for their future security and to encourage them to remain in the employment of the Company and participating subsidiaries.

Shares Reserved for the Plan

   The aggregate number of shares of Common Stock which may be purchased under the Plan shall not exceed 50 million, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Any such adjustment will be made by the board. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Eligible Participants

   Full-time employees of the Company (or a subsidiary designated by the Company) are eligible if they meet certain conditions. To be eligible the employee must have completed six months of employment and the employee's customary employment must be greater than 20 hours per week.

   Approximately 200,000 employees would have been eligible to participate as of December 31, 1995.

Material Features of the Plan

   The Company may make offerings on January 1 and/or July 1 of each Plan year or on such other date as the Administrator shall designate. Each offering shall be for a limited period ending on such exercise dates as the Administrator determines.

   Each eligible employee on an exercise date shall be entitled to purchase shares of Common Stock at the purchase price equal to 85% of the average of the reported highest and lowest sale prices of shares of Common Stock on the New York Stock Exchange on the applicable exercise date.

   Payment for shares of Common Stock purchased under the Plan will be made by authorized payroll deductions from an eligible employee's Eligible Compensation or, when authorized by the Administrator, an eligible employee may pay an equivalent amount for shares of Common Stock. "Eligible Compensation" means an eligible employee's total regular compensation payable from the


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Company or a subsidiary of the Company (a "Subsidiary") during an option period.

   Eligible employees who elect to participate in the Plan will designate a stated whole percentage equaling at least 1%, but no more than 10% of eligible compensation, to be deposited into a periodic deposit account. On the date of exercise, the entire periodic deposit account of each participant in the Plan is used to purchase whole and/or fractional shares of Common Stock. The Company shall maintain a stock purchase account for each participant to reflect the shares of Common Stock purchased under the Plan by each participant. No participant in the Plan is permitted to purchase Common Stock under the Plan at a rate that exceeds $25,000 in fair market value of Common Stock for each calendar year.

   All funds received by the Company from the sale of Common Stock under the Plan may be used for any corporate purpose.

New Plan Benefits

   It is not possible to determine how many eligible employees will participate in the Plan in the future. Therefore, it is not possible to determine the dollar value or number of shares of Common Stock that will be distributed under the Plan.

Tax Treatment

   The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the Plan will not realize income at the time the offering commences or when the shares purchased under the Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price, or (ii) 15% of the fair market value of such shares at the time the offering commenced. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as


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compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.

   If any employee disposes of the shares purchased under the Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long- term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

   An employee who is a nonresident of the United States will generally not be subject to the U.S. federal income tax described above with respect to the shares of Common Stock purchased under the Plan.

Plan Administration and Termination

   The board of directors of the Company, or its delegate, shall appoint a committee (the "Administrator"), which shall be composed of one or more members, to administer the Plan on behalf of the Company. The Administrator may delegate any or all of the administrative functions under the Plan to such individuals, committees, or entities as the Administrator considers appropriate. The Administrator may adopt rules and procedures not inconsistent with the provisions of the Plan for its administration. The


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Administrator's interpretation and construction of the Plan is final and conclusive.

   The board may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the shareholders of AT&T, no amendment may increase the number of shares reserved for purchase, or reduce the purchase price per share under the Plan, other than as described above.

   The board shall have the right to terminate the Plan or any offering at any time for any reason. Unless terminated earlier, the Plan shall continue in effect through June 30, 2001, except that if at the end of any purchase period the aggregate funds available for purchase of Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the purchase period will be proportionately reduced in order to eliminate the excess. The Plan would then automatically terminate after such purchase period. Upon expiration or termination of the Plan, any amount not applied toward the purchase of Common Stock will be refunded.

   Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (whether by abstention, broker non-vote or otherwise) have the effect of a negative vote. The directors recommend that shareholders vote FOR the approval of the AT&T 1996 Employee Stock Purchase Plan.


SUBMISSION OF SHAREHOLDER PROPOSALS

   Proposals intended for inclusion in next year's proxy statement should be sent to: Vice President-Law and Secretary, AT&T Corp., 32 Avenue of the
Americas, New York, NY 10013-2412, and must be received by        ,1996.


OTHER MATTERS TO COME BEFORE THE MEETING

   In addition to the matters described above, there will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the business.


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If any matter not described herein should come before the meeting, the
Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the meeting.


BOARD COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

   The Compensation Committee is composed of five independent non-employee directors. The committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the board consisting of "outside directors" within the meaning of
Section 162(m) of the Code (other than directors who are employees) is responsible for setting and administering salaries and the annual bonus for
the officers listed on page    (the "named officers") based upon
recommendations of the committee.

   On September 20, 1995, the AT&T CEO announced a strategic restructuring of AT&T designed to make AT&T more valuable to its shareowners, better able to focus on its markets and more responsive to its customers. This restructuring will separate AT&T into three stand-alone companies each focused on a major segment of the global information industry: communications services (including wireless); communications systems and technology (from infrastructure to end-user); and transaction-intensive computing. To protect the AT&T talent base and ensure a smooth transition to this new environment the Compensation Committee recommended and approved certain special equity incentive/retention grants to key managers. The committee also recommended some changes in the 1995 and 1996 compensation plans that will govern management actions throughout the transition. We will describe these awards and changes in the appropriate sections of this report. The following report represents the actions of the committee and the board regarding compensation paid to the named officers during 1995.


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Compensation Philosophy

   The Company's compensation programs are designed to link executives' compensation to the performance of the Company. For example, the Chairman's annual bonus and long-term awards are performance-driven incentives and
account for   % of his total compensation structure. The other named officers
have approximately   % of their total compensation at risk in
performance-driven incentive plans. AT&T targets executive competitive compensation levels at the mean of a select group of large, market-focused, progressive companies with whom it competes for senior executive talent. The Company's competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns because the Company requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not the same as the peer group index used in the Five-Year Performance Comparison graph included in this proxy statement.

   The target executive compensation levels determined with reference to the comparable market survey sample described above require that the compensation to each of the Company's top five officers exceeds the annual limit for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company, however, has taken steps to mitigate the negative impact of this tax provision on the shareholders. For example, elements of compensation under our annual bonus and long-term incentive plans qualify for exemption from the limit on tax deductibility as shareholder-approved performance-driven plans. In addition, we have a salary and incentive deferral plan which permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

   The committee has developed executive compensation governing principles that provide guidance in the design and operation of the senior management compensation plans. These principles address key areas of AT&T senior executive compensation policy such as the identification of the markets to be surveyed, and the degree of flexibility of the compensation programs to facilitate strategic executive hires in global markets.


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   The committee also has utilized these governing principles for review of officer performance. Among other things, these principles ensure that executive officer compensation is linked to corporate performance levels.

   The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus, and (2) a long-term component, i.e., performance shares, stock options, and restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and CEO, Mr. Allen, are described below.

   (1) Annual Component: Base Salary and Annual Bonus

   Base Salary: Base salaries for executive officers are determined with reference to a position rate for each officer. These position rates are determined annually by evaluating the responsibilities of the position and comparing it with other executive officer positions in the marketplace. Annual salary adjustments are determined by the Company's performance and the individual's contribution to that performance. For those executive officers responsible for particular business units, the financial and non- financial results (e.g., recognition within respective industries) of their business units are also considered.


   The committee presents the salary recommendations to the board for the named officers. While there are no individual performance matrices or pre-established weightings given to each factor, these salary recommendations are based on performance criteria such as:

   (bullet) financial performance with a balance between long- and short-term earnings and revenue growth,

   (bullet) long-term strategic decisions,

   (bullet) initiatives to globalize the Company,

   (bullet) development of the leadership team,

   (bullet) response to a rapidly changing competitive environment, and

   (bullet) relative position to salary structure.

   Annual Bonus: The annual bonus for the Chairman and for the rest of the
named officers is (i)   % of the Company's "Net Cash Provided by Operating
Activities", for the annual performance period as adjusted, divided by the total number of named officers with respect to such period, or (ii) a lesser amount based on factors including the Company's performance relative to pre-set financial, employee, customer, and individual performance targets.

   The pre-set financial target is based on Economic Value Added ("EVA"), which measures the return on investment that enhances shareholder value. Employee attitude measures are determined by an index called People Value Added ("PVA"). There are two components of the measurement: leadership of people and diversity. Components of this measurement are derived from an annual employee survey that measures employee perceptions of executive behavior such as: sharing roles and responsibilities, leadership, empowerment, and respect for individuals. The customer measure is Customer Value Added ("CVA") and it measures the relative value that customers perceive when our products are compared with those of our competitors. Targets for these measures were reviewed and approved by the committee.

   For the first three quarters of 1995 the executive officers had approximately 90% of their annual bonus tied to a level of achievement of annual EVA, CVA and PVA targets. In connection with the restructuring transition effort described above, for the fourth quarter of 1995, the senior executive incentive plan for annual bonuses was adjusted to provide 50% of the incentive on the EVA level of achievement and 50% based on successful accomplishment of the restructuring transition work. The Compensation Committee approved senior executive performance criteria for the restructuring transition work to assure accountability for meeting shareowner, financial, customer, and employee objectives through the transition.

(2) Long-Term Component: Performance Shares, Stock Options, and Restricted
Stock

   To align shareholder and executive officer interests, the long- term component of the Company's executive compensation program uses grants whose value is related to the value of Company common shares. Grants of performance shares, stock options, and restricted stock are made under the AT&T 1987 Long Term Incentive Program which was approved by the shareholders. Historically, performance shares and stock options have been granted annually based on position rate, while restricted stock awards are granted on a selective basis. The size of annual performance share and stock option award levels are related to survey results of award levels of comparable companies in the marketplace. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels. Our target is to deliver approximately half of this long-term incentive value via performance shares and half via stock options. The awards provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals.

   Performance Shares: Performance shares, which are awards of units equivalent in value to AT&T common shares, are awarded annually in numbers based on an executive's position rate. Payout of 0% to 150% of such performance shares is made in the form of cash and/or AT&T common shares at the end of a three-year performance period based on the Company's return-to-equity ("RTE") performance compared with a target. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Code, in the last year of a performance period, then the executive shall receive an Other Stock Unit Award payout, in lieu of the performance share payout, and the value of the payout to each such executive for the performance period shall be (i) 0.13% of the Company's "Net Cash Provided by Operating Activities," as adjusted, for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors, including targets for the Company's RTE established for performance shares for such performance period. The committee recognizes that the Company's impending restructure will render obsolete the performance criteria established for the long-term cycles 1994-1996 and 1995-1997. To address this transition period, and the difficulty of setting long-term financial targets while the restructure is in process, the committee has recommended and approved that the criteria for performance periods 1994-1996 and 1995-1997 are deemed to have been met at the target level. The opportunity to earn a payout above 100% is eliminated, and all other terms and conditions of the award continue to apply.

   Stock Options and Restricted Stock: Stock options are granted annually to executive officers also in numbers based on their position rate. Like performance shares, the magnitude of such awards is determined annually by the committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T common shares on the day of grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Company common shares occurs over a specified number of years.

   Restricted stock awards are granted occasionally to executive officers under the AT&T 1987 Long Term Incentive Program. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.

   Following the September 20, 1995, restructuring announcement the Compensation Committee awarded special equity incentive/ retention grants of stock options and restricted stock units to key employees. These special grants are a program targeted to retain selected people during a three to four year transition period of organizational realignment . The size of the grants ranges from 1.5 to 4.5 times total compensation and the options are governed by price performance terms. The grants vest after four years provided that applicable price performance criteria have been satisfied. These special grants will replace the normal annual stock option grants these employees would have received for 1996. Details of these grants for named
officers are on page   .

CEO Compensation

   During 1995, the Company's most highly compensated officer was Robert E. Allen, Chairman of the Board and CEO. Mr. Allen's 1995 performance was reviewed by the committee and discussed with the non-employee directors and Mr. Allen. The committee also made recommendations to the board concerning the annual component (base salary and annual bonus) and approved the long-term component (performance shares, stock options, and restricted stock) of his compensation. These actions were predicated on the considerations discussed below.

   A substantial portion of Mr. Allen's annual bonus is based on measurements of success with our three key stakeholders: shareholders, customers, and employees.

   The shareholder element was measured by success relative to an EVA target
for the year of $    billion. Final results for 1995 indicate     .

   An AT&T performance share payout was made in 1995 based on an aggressive average RTE target for the performance period from 1992-1994. The actual
average return achieved was     % of the RTE target and these results yielded
a payout of     % of the performance shares awarded to Mr. Allen at the
beginning of 1992.

   During 1995, Mr. Allen also led AT&T in bold strategic actions, including:

(bullet) Initiation of a massive restructuring of the Company into three stand-alone, global, strategically focused companies;

(bullet) Strengthening of the Company's presence in the wireless arena by transitioning McCaw Cellular into AT&T Wireless Services, developing combined packages of wireless and other services, and acquiring licenses for new wireless services known as personal communication services, thereby extending AT&T's reach to 80 percent of the U.S. population;

(bullet) Launching a new business, AT&T Solutions, to offer consulting, systems integration and outsourcing services to large global enterprises;

(bullet) Reaching agreement on a new three-year labor contract, a process considered a model for building on common goals and shared commitment.


                                        The Compensation Committee

                                        Philip M. Hawley, Chairman
                                        Walter Y. Elisha
                                        Michael I. Sovern
                                        Joseph D. Williams
                                        Thomas H. Wyman

                       FIVE-YEAR PERFORMANCE COMPARISON

The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group(1)

[LINE CHART]
                                      DOLLARS
                ----------------------------------------------------
                AT&T CORP             S&P 500             PEER GROUP
1990
1991
1992
1993
1994
1995


Assumes $100 invested on December 31, 1990 in AT&T Common Stock, the S&P 500 Index and Peer Group Common Stock

Total Shareholder Returns Assume Reinvestment of Dividends

Footnote

1. The peer group comprises the largest companies worldwide which compete against the Company in its two industry segments of information movement and management, and financial services and leasing. None of the companies competing with AT&T in information movement and management offers a fully comparable range of products and services, although each is widely recognized as a competitor of AT&T. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the peer group are as follows: American Express Company; Ameritech Corporation; Apple Computer, Inc.; Bell Atlantic Corporation; BellSouth Corporation; Cable & Wireless p.l.c.; Digital Equipment Corp.; GTE Corporation; Hewlett-Packard Co.; Intel Corp.; International Business Machines Corporation; ITT Corporation; L. M. Ericsson Telefonaktiebolaget; MCI Communications Corp.; Motorola, Inc.; NEC Corp.; Northern Telecom Limited; NYNEX Corporation; Pacific Telesis Group; SBC Communications Inc.; Sprint Corporation; Texas Instruments Incorporated; U S WEST, Inc.; and Xerox Corporation.

SUMMARY COMPENSATION TABLE

                                        Annual Compensation (2)             Long-Term Compensation (2)
                                  ----------------------------------   -----------------------------------
                                                                                Awards           Payouts
                                                                       ----------------------   ----------
                                                             Other
                                                            Annual     Restricted                            All Other
                                                            Compen-      Stock                    LTIP        Compen-
Name and                                                   sation(3)   Award(s)(4)   Options/   Payouts(5)   sation(6)
Principal Position (1)     Year   Salary ($)   Bonus ($)      ($)         ($)        SARs (#)      ($)          ($)
------------------------   ----   ----------   ---------   ---------   -----------   --------   ----------   ---------
Robert E. Allen
  Chairman of the Board
  and CEO


















Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. Compensation deferred at the election of named officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation,
   (b) dividend equivalents paid with respect to long-term performance shares prior to end of three-year performance period, and other earnings on long-term incentive compensation paid during the year, (c) tax payment reimbursements, and (d) the value of personal benefits and perquisites.

4. On December 31, 1995 Mr. Allen held an outstanding grant of restricted
   stock, and Messrs.   ,  ,  , and   held outstanding grants of restricted
   stock units. Mr. Allen held        shares with a value of $          . On
   September 25, 1995, an award of restricted stock units was granted to
   Messrs.  ,   ,   , and   as part of the Company's special equity
   incentive/retention program in the amounts of      units,        units,
       units, and        units, respectively, with a value at December 31,
   1995 of $0,000,000, $000,000, $000,000, and $0,000,000, respectively.
   These grants vest four years after the date of grant and carry stringent penalties for competition and other adverse activities against the Company. The value at grant of these units is reflected in the table above.

5. Includes distribution in 1995 to Messrs. Allen,  ,  ,  , and   of
   performance shares whose three-year performance period ended December 31,
   1994. The value of   ,000 AT&T Restricted Shares which vested in 1995 is
   also reflected in the payout for that year for Mr. Allen.

6. In 1995, includes (a) Company contributions to savings plans (Mr. Allen
   $0,000; Mr.   $     ; Mr.   $      ; Mr.   $      ; and Mr.   $      ),
   (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected
   on an actuarial basis (Mr. Allen $0,000, Mr.    $     ; Mr.   $     ; Mr.
     $     ; and Mr.   $     ), and (c) payments equal to lost Company
   savings match caused by IRS limitations (Mr. Allen $  ; Mr.    $   ; Mr.
   $    ; Mr.   $  , and Mr.   $    ).

                 AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
                ("SAR") EXERCISES IN 1995 AND YEAR-END VALUES


                                                                 Unexercised         Value of
                                                                Options/SARs       In-the-Money
                                                                 at Year End       Options/SARs
                                                                     (#)         at Year End ($)
                                                                -------------    ---------------
                       Shares Acquired      Value Realized      Exercisable/       Exercisable/
Name (1)               on Exercise (#)           ($)            Unexercisable     Unexercisable
-------------------    ---------------      --------------      -------------    ---------------
Robert E. Allen ......

                  LONG-TERM INCENTIVE PLANS--AWARDS IN 1995

                                                        Estimated Future Payouts
                                                         of Performance Shares
                                                         Under Non-Stock Price
                                       Performance           Based Plan (2)
                        Number of      Period Until     ------------------------
                       Performance      Maturation               Target
Name (1)                  Shares        or Payout                 (#)
-------------------    -----------     ------------              -----
Robert E. Allen ......

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. In January 1995, the Performance Shares listed in the table were awarded. Normally, the payout of awards is tied to achieving specified levels of return-to-equity ("RTE"). The target amount will be earned if 100% of the targeted RTE rate is achieved. At its December 1995 meeting, the Compensation Committee recommended and approved that the performance criteria for the 1995-1997 performance cycle be deemed to have been met at the target level. This action was taken in acknowledgment that the Company's restructuring had rendered the original performance criteria inapplicable and of the difficulty of establishing revised criteria while the restructuring was in progress. Awards will be distributed as common stock of the Company, or as cash in an amount equal to the value of those shares, or partly in common stock and partly in cash. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Code, in the last year of a performance period, then the executive shall receive an Other Stock Unit Award payout, in lieu of the performance share payout, and the value of the payout to each such executive for the performance period shall be (i) 0.13% of the Company's "Net Cash Provided by Operating Activities," as adjusted, for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors, including targets for the Company's RTE established for performance shares for such performance period.

                            OPTION GRANTS IN 1995


                                               Individual Grants
                       ----------------------------------------------------------------
                        Number of
                          Shares                                                 Grant
                        Underlying    % of Total                                  Date
                          Options       Options     Exercise                    Present
                        Granted (2)   Granted to      Price     Expiration     Value (3)
Name (1)                    #          Employees     ($/Sh)        Date           ($)
---------------------------------------------------------------------------------------
Robert E. Allen ......



Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. Includes the regular annual grant of options as well as a special equity incentive/ retention grant following the announcement of the Company's intended restructuring. Options granted 1/3/95 become exercisable to the extent of one-third of the grant on 1/3/96, 1/3/97, and 1/3/98 respectively. Options granted 9/25/95 become exercisable four years after the date of grant.

3. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: for the January grant, an option term of 7 years, volatility at .1769, dividend yield at 2.77%, interest rate at 7.83%, and a 3% per year discount for each year in the vesting period for risk of forfeiture over the 3-year vesting schedule, and for the September grant, an option term of 7 years, volatility at .1572, dividend yield at 2.66%, interest rate at 6.40%, and a 3% per year discount for each year in the vesting period for risk of forfeiture over the 4-year vesting schedule. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

PENSION PLANS

   The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including Messrs. Allen,
  ,   ,   , and   . The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions.

   Under the AT&T Management Pension Plan, annual pensions are computed on an adjusted career average pay basis. The adjusted career average pay formula is the sum of (a) 1.6% of the average annual pay for the six years ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of pay subsequent to December 31, 1992. Only the basic salary is taken into account in the formula used to compute pension amounts.

   Federal laws place limitations on pensions that may be paid from the pension trust related to the AT&T Management Pension Plan. Pension amounts based on the AT&T Management Pension Plan formula which exceed the applicable limitations will be paid as an operating expense.

   The Company also maintains the AT&T Non-Qualified Pension Plan. Under the
plan, annual pensions for Messrs. Allen,   ,   ,   , and   , and other senior
managers are computed based primarily on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will generally commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to the greater of the amounts computed under the Basic or Alternate Formula described below.

Basic Formula:

   The sum of (a) 1.5% of the average of the actual annual bonus awards for the three-year period ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus (b) 1.6% of the actual annual bonus awards subsequent to December 31, 1989.

Alternate Formula:

   The excess of (a) 1.7% of the adjusted career average pay, over (b)

   0.8% of the covered compensation base, times years of service to retirement, minus the benefit calculated under the AT&T Management Pension Plan formula (without regard to limitations imposed by the Internal Revenue Code). For purposes of this formula, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income by the employee's actual term of employment at retirement. Total adjusted career income is the sum of (A) and (B), where (A) is the sum of
   (i) the employee's years of service prior to January 1, 1993, multiplied by the employee's average annual compensation (within the meaning of the AT&T Management Pension Plan) for the three-year period ending December 31, 1992, without regard to the limitations imposed by the Internal Revenue Code, plus (ii) the employee's years of service prior to January 1, 1990, multiplied by the average of the employee's actual annual bonus awards for the three-year period ending December 31, 1989, and (B) is the sum of the employee's actual compensation (within the meaning of the AT&T Management Pension Plan) after December 31, 1992, without regard to the limitations imposed by the Internal Revenue Code, and actual annual bonus awards subsequent to December 31, 1989. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for social security tax for each year beginning with 1961 and ending with 1995. In 1995, the covered compensation base was $25,800.

   In 1993, an Alternative Minimum Formula ("AMF"), applicable to active senior managers with five years of service who are participants in the AT&T Non-Qualified Pension Plan as of December 31, 1993, was established. The annual pension amount payable under the AMF is equal to the greater of the amounts computed under formulas A and B plus an additional percent increase factor as described below:

Formula A:

   The sum of (a) 1.5% of the average of the total compensation for the three-year period ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of the total compensation from January 1, 1993, to December 31, 1993. For purposes of this Formula A, total compensation shall be basic salary plus actual annual bonus awards. The pension amounts resulting from this Formula A will be reduced to reflect retirements prior to age 55.

Formula B:

   The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to December 31, 1993. For purposes of this Formula B, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of Formula A, by the employee's actual term of employment to December 31, 1993. The covered compensation base used in this Formula B is the average of the maximum wage amounts on which an employee was liable for social security tax for each year beginning with 1959 and ending with 1993. In 1993, the covered compensation base was $22,800. The pension amounts resulting from this Formula B will be reduced to reflect retirements prior to age 60.

   An additional percent increase factor based on age and service is applied to the pension amount resulting from the higher of Formula A or B. The total AMF pension results in a fixed benefit and such amount is reduced by the amount payable under the AT&T Management Pension Plan. It is anticipated that after 1997, a senior manager's normal pension increases resulting from additional age and service as well as possible future pension plan amendments could cause the regular accrued pension benefit to exceed the fixed AMF benefit. Pensions resulting from the AMF will be payable under the AT&T Non-Qualified Pension Plan.

   As part of their employment agreements, the Company entered into a
supplemental pension arrangement with Messrs.    and

    . Pursuant to his arrangement, if Mr.    employment is terminated on or
after age 55 for any reason other than Company-initiated termination for "cause," as defined, he will be entitled to immediate pension benefits based on the higher of (1) a pension determined by his actual net credited service and calculated under the then-existing Company qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements, or (2) a fixed minimum monthly pension schedule which ranges
from $       at age 55 to $       at age 65. Pursuant to Mr.    arrangement,
if employment is terminated for any reason other than Company-initiated termination for "cause," as defined, after completion of eight years of Company service, he will be entitled to immediate pension benefits based on his actual net credited service and calculated under the then- existing Company qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements. Pension benefits payable under these arrangements will be paid out of the Company's operating income, and
will be offset by all amounts actually received by Messrs.    and    under
any other Company qualified or non-qualified retirement plan or arrangement.
In addition, Messrs.    and    will be entitled to certain other
post-retirement benefits that are generally made available to retired executive officers and service pension-eligible senior managers from time to time.

     In the event Mr. employment is terminated by the Company for any reason other than for "cause," as defined, prior to age 55, he will be eligible for a severance benefit equal to 200% of his then base salary under the provisions of his employment agreement. The year 1996 is the final year of a three-year
severance agreement with Mr.     . In the event Mr. employment is terminated
by the Company for any reason other than for "cause," as defined, anytime prior to August 9, 1996, he will be eligible for a severance benefit which ranges from 200% to 100% of base salary.

   Senior managers (including Messrs.    and   ) and certain other management
employees who are hired at age 35 or over are covered by a supplemental AT&T Mid-Career Pension Plan. For specified managers retiring with at least five years in level, the plan provides additional pension credits equal to the difference between age

35 and their maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at approximately one-half the rate in the AT&T Management Pension Plan.

   Pension amounts under either the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, or the AT&T Mid-Career Pension Plan are not subject to reductions for social security benefits or other offset amounts.
If Messrs. Allen and    continue in the positions given above and retire at
the normal retirement age of 65, the estimated annual pension amounts payable under the AT&T Management Pension Plan formula and the AT&T Non-Qualified
Pension Plan would be $         , and $       , respectively. Mr. Pelson
announced his retirement effective the second quarter of 1996 and his pension
at such retirement would approximate $000.000. For Messrs.    and   , the
estimated annual pension amounts payable under the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, and the AT&T Mid-Career
Pension Plan would be $        and $       , respectively. Amounts shown are
straight- life annuity amounts not reduced by a joint and survivorship provision which is available to these officers named.

   The Company has reserved the right to purchase annuity contracts to satisfy its unfunded obligations to any of these officers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any officer, the pension payments for such officer will vary from that set forth above. Then there would be a tax gross-up payment to the officer and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan.

OTHER INFORMATION

   A Directors' and Officers' Liability Policy was renewed effective July 1, 1995, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its directors and officers under New York law or under contract and insures directors and officers when such indemnification is not provided by AT&T. The one-year policy's cost is $1,416,000.

   The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $18,000 plus reimbursement of reasonable out-of- pocket expenses.

   The above notice and proxy statement are sent by order of the board of directors.

                                        Marilyn J. Wasser
                                        Vice President-Law and
                                        Secretary


Dated: February 27, 1996

(AT&T LOGO)

PROXY


                                   AT&T Corp.
                  32 Avenue of the Americas, New York, NY 10013
                      This proxy is solicited on behalf of
        the Board of Directors for the Annual Meeting on April 17, 1996.

The undersigned hereby appoints R.E. Allen, B.K. Johnson and each of them, proxies, with powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in AT&T Corp. at the annual meeting of shareholders to be held at James L. Knight International Center in Miami, Florida, at 9:30 a.m. on April 17, 1996, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the Directors' recommendations on the other subjects listed on the other side of this card and, at their discretion, on any other matter that may properly come before the meeting. (If you have indicated any changes or voting limitations on this side of the card, please mark the "comment" box on the other side.)

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of Directors may be indicated on the
other side. Nominees are--                                                 .
Please sign on the other side and return promptly to P.O. Box 8872, Edison, NJ 08818-9241. If you do not sign and return a proxy, or attend the meeting and vote by ballet, your shares cannot be voted.

Comments:

(If you have written in the above space, please mark the "comment" box on the other side of this card.)

Please mark your vote with an X.


Directors recommend a vote "FOR"

                              FOR ALL                 WITHHELD
                              nominees                FROM ALL
                                                      nominees
A. Election of
   Directors
   (page 0)                      ( )                     ( )

                            FOR ALL EXCEPT the following nominees
                                 FOR      AGAINST      ABSTAIN
B. Ratification
   of Auditors
   (page 00)                     ( )        ( )          ( )

                                 FOR      AGAINST      ABSTAIN
C. AT&T 1996 Employee            ( )        ( )          ( )
   Stock Purchase
   Plan (page 00)

Directors recommend a vote "AGAINST"
  the shareholder proposals regarding
                                 FOR      AGAINST      ABSTAIN


SIGNATURE(S)  DATE , 1996

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.